Exhibit 10.3

[Grant Date]

[Name]

[Address]

Re:	Non-Employee Director Share Award Confirmation

Dear [Name]:

This letter confirms that you have been granted a Non-Employee Director Share Award under the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (the “Plan”) for the following number of Shares (as defined in the Plan):

Number of Shares

[ ]

This Award will be recorded in a book-keeping account and represents your unsecured right to receive from the Company the transfer of title to the specified number of Shares, as such number may be adjusted pursuant to the Plan, promptly following Termination of Service (as that term is defined in the Plan). Your right to the Shares is fully vested upon grant.

Prior to the delivery of Shares to you, (i) your rights under this Award may not be transferred, pledged or hypothecated; and (ii) you will not have any voting rights in the Shares subject to this Award. In the event a cash dividend is paid with respect to the Company’s common stock, a corresponding dividend equivalent payment will be paid to you in cash as of the payment date for such dividend.

If you have any questions, please feel free to call me at 407-206-6137.

Sincerely,

Catherine M. Peffen,
Vice President, Global Compensation & Benefits
Marriott Vacations Worldwide Corporation